   As filed with the Securities and Exchange Commission on September 18, 2001

                                                   Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              --------------------

THE PNC FINANCIAL SERVICES GROUP, INC.                          PNC FUNDING CORP
           (Exact name of registrants as specified in their charters)

                         PENNSYLVANIA                                                      PENNSYLVANIA
(State or other jurisdiction of incorporation or organization)    (State or other jurisdiction of incorporation or organization)
                          25-1435979                                                        25-1234372
             (I.R.S. Employer Identification No.)                              (I.R.S. Employer Identification No.)
                        ONE PNC PLAZA                                                      ONE PNC PLAZA
                       249 FIFTH AVENUE                                                  249 FIFTH AVENUE
             PITTSBURGH, PENNSYLVANIA 15222-2707                                PITTSBURGH, PENNSYLVANIA 15222-2707
                        (412) 762-2000                                                    (412) 762-2000
(Address, including zip code, and telephone number, including      Address, including zip code, and telephone number, including area
     code, of registrant's principal executive offices)                  area code, of registrant's principal executive offices)

                                   ----------
                              ROBERT L. HAUNSCHILD
                SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                     THE PNC FINANCIAL SERVICES GROUP, INC.
                                  ONE PNC PLAZA
                                249 FIFTH AVENUE
                            PITTSBURGH, PA 15222-2707
                                 (412) 762-5770
    (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                    Copy to:
                               STEVEN KAPLAN, ESQ.
                                 ARNOLD & PORTER
                            555 TWELFTH STREET, N.W.
                             WASHINGTON, D.C. 20004
                                 (202) 942-5998
                                   ----------

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement, as the Registrants may determine.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /X/

                                                    CALCULATION OF REGISTRATION FEE
====================================================== ================== =================== =================== =================
                                                         AMOUNT TO BE      PROPOSED MAXIMUM    PROPOSED MAXIMUM      AMOUNT OF
        TITLE OF SECURITIES TO BE REGISTERED            REGISTERED (1)     AGGREGATE PRICE        AGGREGATE         REGISTRATION
                                                              (2)            PER UNIT (3)     OFFERING PRICE (1)      FEE (4)
------------------------------------------------------ ------------------ ------------------- ------------------- -----------------
Debt Securities-to be issued by PNC Funding Corp
------------------------------------------------------ ------------------ ------------------- ------------------- -----------------
Common Stock-to be issued by The PNC Financial
Services Group, Inc. (5)
------------------------------------------------------ ------------------ ------------------- ------------------- -----------------
Preferred Stock-to be issued by The PNC Financial
Services Group, Inc.
------------------------------------------------------ ------------------ ------------------- ------------------- -----------------
Depositary Shares-to be issued by The PNC Financial
Services Group, Inc.
------------------------------------------------------ ------------------ ------------------- ------------------- -----------------
Warrants to purchase Common Stock, Preferred Stock or
Depositary Shares-to be issued by The PNC Financial
Services Group, Inc.
------------------------------------------------------
Warrants to purchase Debt Securities-to be issued by
PNC Funding Corp
------------------------------------------------------
Guarantees-constituting guarantees of the Debt
Securities by The PNC Financial Services Group,
Inc.(6)
------------------------------------------------------ ------------------ ------------------- ------------------- -----------------
Total                                                   $4,000,000,000           100%           $4,000,000,000       $1,000,000
====================================================== ================== =================== =================== =================

(1) There is being registered hereunder such debt securities, such number of shares of common stock and preferred stock and such number of warrants as will result in aggregate proceeds of $4,000,000,000 (or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies); or, if any debt securities are issued at an original issue discount, such greater amount as shall result in net proceeds of $4,000,000,000 (or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies) to PNC Funding Corp. There are being registered hereunder such indeterminate number of depositary shares to be evidenced by depositary receipts issued pursuant to a deposit agreement. In the event that the Registrant elects to offer to the public fractional interests of the preferred stock registered hereunder, depositary receipts will be distributed to those persons purchasing such fractional interests and the underlying preferred stock will be issued to the depositary under the deposit agreement. There are also being registered hereunder an indeterminate number of shares of common stock and preferred stock, an indeterminate number of depositary shares and an indeterminate principal amount of debt securities, in each case issuable upon conversion, exchange or exercise of the preferred stock, debt securities or warrants registered hereunder. In addition to the securities being registered hereunder, securities registered by the Registrants under Registration Statement No. 333-88479 and not previously sold in the amount of $297,000,000 are consolidated in this registration statement pursuant to Rule 429 under the Securities Act of 1933, to the extent that such securities are not sold under Registration Statement No. 333-88479 prior to the effective date of this registration statement. The total amount registered under this registration statement as so consolidated is $4,297,000,000.

(2) Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers any additional securities that may become issuable pursuant to stock splits, stock dividends or similar transactions, without the need for any post-effective amendment.

(3) This amount is estimated solely for the purpose of calculating the registration fee. The proposed maximum offering price per unit will be determined from time to time in connection with the issuance of securities registered hereunder.

(4) In addition to the securities being registered hereunder, as described in note (1) above, securities registered by the Registrants under Registration Statement No. 333-88479 and not previously sold in the amount of $297,000,000 are consolidated in this registration statement pursuant to Rule 429 under the Securities Act of 1933, to the extent that such securities are not sold under Registration Statement No. 333-88479 prior to the effective date of this registration statement. Registration fees with respect to such unsold securities in the amount of approximately $82,566 have previously been paid.

(5) The aggregate amount of common stock being registered hereunder will be limited to that which is permissible under Rule 415(a)(4) under the Securities Act of 1933. Each share of common stock includes a Preferred Share Purchase Right pursuant to Registrant's Rights Agreement, referred to as the "rights." Prior to the occurrence of certain events, none of which have occurred as of the date hereof, the rights will not be exercisable or evidenced separately from the common stock.

(6)  No separate consideration will be received.

         PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, THE PROSPECTUS FILED AS PART OF THIS REGISTRATION STATEMENT CONSTITUTES A COMBINED PROSPECTUS WHICH ALSO RELATES TO THE SECURITIES REGISTERED BY THE REGISTRANTS UNDER REGISTRATION STATEMENT NO. 333-88479 THAT REMAIN UNSOLD IN THE AMOUNT OF $297,000,000, TO THE EXTENT THAT SUCH SECURITIES ARE NOT SOLD UNDER REGISTRATION STATEMENT NO. 333-88479 PRIOR TO THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT. CONSEQUENTLY, AND IN ACCORDANCE WITH RULE 429, THE REGISTRANTS MAY OFFER UP TO AN AGGREGATE AMOUNT OF $4,297,000,000 OF SECURITIES BY MEANS OF THE PROSPECTUS CONTAINED IN THIS REGISTRATION STATEMENT.

         THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

    The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.





    PROSPECTUS
    SUBJECT TO COMPLETION
    PRELIMINARY PROSPECTUS DATED SEPTEMBER 18, 2001                   [PNC LOGO]

                                 $4,297,000,000

                     THE PNC FINANCIAL SERVICES GROUP, INC.
    COMMON STOCK, PREFERRED STOCK, WARRANTS, GUARANTEES AND DEPOSITARY SHARES

                                PNC FUNDING CORP
                          DEBT SECURITIES AND WARRANTS

                                 ---------------

     We may offer, in one or more offerings, debt securities, common stock, preferred stock, warrants, guarantees and depositary shares having an aggregate initial public offering price of up to $4,297,000,000. We may also issue common stock, preferred stock or debt securities upon the conversion, exchange or exercise of certain of the securities listed above. When we decide to sell a particular series of securities, we will prepare a prospectus supplement describing those securities and our plan of distribution. You should read this prospectus and any applicable prospectus supplement carefully before you invest.

     The common stock of The PNC Financial Services Group, Inc. is listed on the New York Stock Exchange under the symbol "PNC."

     These securities are not savings or deposit accounts or other obligations of any bank, and they are not insured by the Federal Deposit Insurance Corporation or any other insurer or governmental agency.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

           The date of this prospectus is                     , 2001.

                                TABLE OF CONTENTS


About This Prospectus........................................................ 2

Where You Can Find More Information.......................................... 2

Forward-Looking Statements................................................... 4

The PNC Financial Services Group, Inc........................................ 5

PNC Funding Corp............................................................. 5

Use Of Proceeds.............................................................. 6

Consolidated Ratio Of Earnings To Fixed Charges.............................. 6

Consolidated Ratio Of Earnings To Combined Fixed Charges And Preferred Stock
   Dividends................................................................. 6

Description Of Debt Securities And Guarantees................................ 7

Description Of Common Stock..................................................23

Description Of Preferred Stock...............................................25

Description Of Depositary Shares.............................................29

Description of Warrants......................................................31

Certain Tax Considerations...................................................33

Plan Of Distribution.........................................................33

Legal Opinions...............................................................34

Experts......................................................................35

                              ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $4,297,000,000 or the equivalent of this amount in foreign currencies, foreign currency units or composite currencies. We may sell these securities either separately or in units. We also may issue common stock, preferred stock or debt securities upon the conversion, exchange or exercise of certain of the securities described in this prospectus.

    This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading "Where You Can Find More Information."

    The registration statement that contains this prospectus, including the exhibits to the registration statement and the information incorporated by reference, contains additional information about the securities offered under this prospectus. That registration statement can be read at the Securities and Exchange Commission, or SEC, web site or at the SEC offices mentioned below under the heading "Where You Can Find More Information."

     Following the initial distribution of an offering of securities, PNC Capital Markets, Inc., J.J.B. Hilliard, W.L. Lyons, Inc. and other affiliates of ours may offer and sell those securities in secondary market transactions. PNC Capital Markets, Inc., J.J.B. Hilliard, W.L. Lyons, Inc. and other affiliates of ours may act as a principal or agent in these transactions. This prospectus and the applicable prospectus supplement will also be used in connection with these transactions. Sales in any of these transactions will be made at varying prices related to prevailing market prices and other circumstances at the time of sale.

    No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus or the accompanying prospectus supplement, and, if given or made, such information or representation must not be relied upon as having been authorized. This prospectus and the accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in the accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus or the accompanying prospectus supplement, nor any sale made hereunder and thereunder, shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained or incorporated by reference in this prospectus to the accompanying prospectus supplement is correct as of any time subsequent to the date of such information.

                       WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the SEC a registration statement under the Securities Act of 1933, as amended, that registers the distribution of the securities offered under this prospectus. The registration statement, including the attached exhibits and schedules and the information incorporated by reference, contains additional relevant information about us and the securities. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement.

    In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these documents and information and the registration statement at the following locations of the
SEC:

     o Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20459,

     o Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and

     o Northeast Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048.

    You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20459, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

    The SEC also maintains an Internet World Wide Web site that contains reports, proxy statements and other information about issuers of securities, like us, who file such material electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. The address of that web site is http://www.sec.gov. You also can inspect such reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Our common stock and certain series of our preferred stock are listed on the New York Stock Exchange.

     The SEC allows us to "incorporate by reference" into this prospectus the information PNC files with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that PNC files later with the SEC will automatically update information in this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or any prospectus supplement. This prospectus incorporates by reference the documents listed below that we previously have filed with the SEC and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we have completed our offering of the securities to be issued under the registration statement or, if later, until the date on which any of our affiliates cease offering and selling these securities:

     o The PNC Financial Services Group, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000,

     o The PNC Financial Services Group, Inc.'s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2001 and June 30, 2001,

     o The PNC Financial Services Group, Inc.'s Current Report on Form 8-K that was filed on August 1, 2001, and

     o The description of The PNC Financial Services Group, Inc.'s common stock and certain series of preferred stock contained in the Forms 8-A that were filed on May 23, 2000 and September 24, 1987.

     You may obtain these documents from us without charge by requesting them in writing, by email or by telephone at the following address:

                                 Lynn Fox Evans
                         Director of Financial Reporting
                     The PNC Financial Services Group, Inc.
                                  One PNC Plaza
                                249 Fifth Avenue
                       Pittsburgh, Pennsylvania 15222-2707
                                 (412) 762-1553
                           financial.reporting@pnc.com

                           FORWARD-LOOKING STATEMENTS

    This prospectus, the accompanying prospectus supplements and the information incorporated by reference in this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act with respect to the outlook or expectations for our earnings, revenues, asset quality, share repurchases, and other future financial or business performance, strategies and expectations. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "anticipate," "intend," "outlook," "forecast," "estimate," "position," "target," "mission," "assume," "achievable," "potential," "strategy," "goal," "objective," "plan," "aspiration," "outcome," "continue," "remain," "maintain," "seek," "strive," "trend" and variations of such words and similar expressions, or future or conditional verbs such as "will," "would," "should," "could," "might," "can," "may" or similar expressions. We caution you that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance. Forward-looking statements speak only as of the date they are made, and we assume no duty to update forward-looking statements. In addition to factors previously disclosed in PNC's SEC reports, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance:

o adjustments to recorded results of the sale of PNC's residential mortgage banking business after final settlement is completed,

o changes in economic or industry conditions, the interest rate environment or financial and capital markets, which could result in: a deterioration in credit quality and increased credit losses; an adverse effect on the allowance for loan losses; a reduction in demand for credit or fee-based products and services, net interest income, value of assets under management and assets serviced, value of debt and equity investments, or value of on-balance sheet and off-balance-sheet assets; or changes in the availability and terms of funding necessary to meet PNC's liquidity needs,

o    relative investment performance of assets under management,

o the introduction, withdrawal, success and timing of business initiatives and strategies, decisions regarding further reductions in balance sheet leverage, and PNC's inability to realize cost savings or revenue enhancements, implement integration plans and other consequences of mergers, acquisitions, restructurings and divestitures,

o customer borrowing, repayment, investment and deposit practices and their acceptance of PNC's products and services,

o    the impact of increased competition,

o the means PNC chooses to redeploy available capital, including the extent and timing of any share repurchases and investments in PNC businesses,

o    the inability to manage risks inherent in PNC's business,

o    the unfavorable resolution of legal proceedings,

o    the denial of insurance coverage for claims made by PNC,

o an increase in the number of customer or counterparty delinquencies, bankruptcies or defaults that could result in, among other things, increased credit and asset quality risk, a higher loan loss provision and reduced profitability,

o    the impact, extent and timing of technological changes, and

o actions of the Federal Reserve Board and legislative and regulatory actions and reforms.

                     THE PNC FINANCIAL SERVICES GROUP, INC.

    In this prospectus, we use "PNC" to refer to The PNC Financial Services Group, Inc. specifically or, if the context requires, to The PNC Financial Services Group, Inc. together with its subsidiaries; "PNC Funding" to refer to PNC Funding Corp specifically; and "we" or "us" to refer collectively to PNC and PNC Funding.

    PNC is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, and a financial holding company under the Gramm-Leach-Bliley Act. PNC was incorporated under Pennsylvania law in 1983 with the consolidation of Pittsburgh National Corporation and Provident National Corporation. Since 1983, PNC has diversified its geographic presence, business mix and product capabilities through strategic bank and nonbank acquisitions and the formation of various nonbanking subsidiaries.

    PNC is one of the largest diversified financial services organizations in the United States, currently operating businesses engaged in regional community banking, corporate banking, real estate finance, asset-based lending, wealth management, asset management and global fund services. PNC provides certain products and services nationally and others in PNC's primary geographic markets in Pennsylvania, New Jersey, Delaware, Ohio and Kentucky. PNC also provides certain asset management and global fund services internationally. At June 30, 2001, PNC's consolidated assets, deposits, and shareholders' equity were $70.0 billion, $45.8 billion, and $6.7 billion, respectively.

    PNC's principal executive offices are located at:

                                  One PNC Plaza
                                249 Fifth Avenue
                       Pittsburgh, Pennsylvania 15222-2702
                                 (412) 762-2000

                                PNC FUNDING CORP

    PNC Funding is a wholly owned indirect subsidiary of PNC. PNC Funding was incorporated under Pennsylvania law in 1972 and is engaged in financing the activities of PNC and its subsidiaries through the issuance of commercial paper and other debt guaranteed by PNC.

    PNC Funding's principal executive offices are located at:

                                  One PNC Plaza
                                249 Fifth Avenue
                       Pittsburgh, Pennsylvania 15222-2702
                                 (412) 762-2000

                                 USE OF PROCEEDS

    Unless otherwise provided in the applicable prospectus supplement, we will apply the net proceeds from the sale of the securities for general corporate purposes, including:

     o advances to PNC (in the case of PNC Funding) and subsidiaries of PNC (including its bank subsidiaries),

     o    financing of possible future acquisitions,

     o    repayment of outstanding indebtedness, and

     o repurchases of issued and outstanding shares of common and/or preferred stock under authorized programs of PNC.

    The amount and timing of advances to PNC and its subsidiaries will depend on the future growth and financing requirements of PNC and its subsidiaries. Pending ultimate application, the net proceeds may be used to make short-term investments or reduce borrowed funds. In view of anticipated funding requirements, we may from time to time engage in additional financings of a character and in amounts to be determined.

                 CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

    The following unaudited table presents our consolidated ratio of earnings to fixed charges. The consolidated ratio of earnings to fixed charges was computed by dividing income from continuing operations before income taxes (which excludes the income from discontinued operations and the cumulative effect of changes in accounting principles) and fixed charges by fixed charges. Fixed charges represent all interest expense (ratios are presented both excluding and including interest on deposits), the portion of net rental expense that is deemed to be equivalent to interest on debt, borrowed funds discount amortization expense and distributions on trust preferred capital securities. Interest expense (other than on deposits) includes interest on bank notes and senior debt, federal funds purchased, repurchase agreements, other borrowed funds and subordinated debt. Because PNC Funding is a provider of funds to PNC and its subsidiaries, fixed charges ratios are presented on a consolidated basis.

                                                               YEAR ENDED DECEMBER 31,
                                   SIX MONTHS ENDED   ---------------------------------------
                                      JUNE 30, 2001     2000    1999    1998     1997    1996
                                   -----------------  ------- ------- -------  ------- ------
     Excluding interest on
     deposits...................         2.85x        2.79x   2.82x    2.42x   2.48x    2.50x
     Including interest on
     deposits...................         1.71         1.69    1.76     1.63    1.63     1.62

            CONSOLIDATED RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS

    The following unaudited table presents our consolidated ratio of earnings to combined fixed charges and preferred stock dividends. The consolidated ratio of earnings to combined fixed charges and preferred stock dividends was computed by dividing income from continuing operations before income taxes (which excludes the income from discontinued operations and the cumulative effect of changes in accounting principles) and fixed charges and preferred stock dividends by fixed charges and preferred stock dividends. Fixed charges represent all interest expense (ratios are presented both excluding and including interest on deposits), the portion of net rental expense that is deemed to be equivalent to interest on debt, borrowed funds discount amortization expense and distributions on trust preferred capital securities. Interest expense (other than on deposits) includes interest on bank notes and senior debt, federal funds purchased, repurchase agreements, other borrowed funds and subordinated debt.

                                                                    YEAR ENDED DECEMBER 31,
                                         SIX MONTHS ENDED  ---------------------------------------
                                           JUNE 30, 2001     2000    1999    1998     1997    1996
                                        -----------------  ------- ------- -------  ------- ------
          Excluding interest on
          deposits...................         2.80x          2.74x   2.77x   2.39x    2.44x   2.49x
          Including interest on
          deposits...................         1.71           1.68    1.75    1.62     1.62    1.62


                  DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

    This section describes the general terms and provisions of the debt securities that PNC Funding may offer, and the guarantees of those debt securities by PNC. The debt securities may be either senior debt securities or subordinated debt securities. The prospectus supplement will describe the specific terms of the debt securities and guarantees offered through that prospectus supplement and any general terms outlined in this section that will not apply to those debt securities and guarantees.

    The debt securities will be issued under an indenture, dated as of December 1, 1991, as amended by a supplemental indenture dated as of February 15, 1993 and a second supplemental indenture dated as of February 15, 2000 (as amended, the "indenture"), a copy of which has been filed with the SEC. The Chase Manhattan Bank, formerly known as Chemical Bank and as successor by merger to Manufacturers Hanover Trust Company, is the trustee under the indenture, unless a different trustee for a series of debt securities is named in the prospectus supplement. For each series of debt securities, a supplemental indenture may be entered into among PNC Funding, PNC and The Chase Manhattan Bank or such other trustee as may be named in the prospectus supplement relating to that series of debt securities.

    We have summarized the material terms and provisions of the indenture in this section. We encourage you to read the indenture for additional information before you buy any debt securities. The summary that follows includes references to section numbers of the indenture so that you can more easily locate these provisions.

    DEBT SECURITIES IN GENERAL

    The debt securities will be unsecured obligations of PNC Funding.

    The indenture does not limit the amount of debt securities that we may issue from time to time in one or more series. (Section 3.01) The indenture provides that debt securities may be issued up to the principal amount authorized by us from time to time. (Section 3.01) Unless otherwise specified in the prospectus supplement for a particular series of debt securities, we may reopen a previous issue of a series of debt securities and issue additional debt securities of that series.

    We will specify in the prospectus supplement relating to a particular series of debt securities being offered the terms relating to the offering. The terms may include:

    o    the title and type of the debt securities,

    o    the aggregate principal amount of the debt securities,

    o    the purchase price of the debt securities,

    o    the date or dates on which debt securities may be issued,

    o the date or dates on which the principal of and premium on the debt securities will be payable,

    o    if the debt securities will be interest bearing:

    o the interest rate on the debt securities or the method by which the interest rate may be determined,

    o    the date from which interest will accrue,

    o    the record and interest payment dates for the debt securities,

    o    the first interest payment date,

    o    any circumstances under which we may defer interest payments,

    o the place or places where the principal of, and premium and interest on, the debt securities will be payable,

    o any optional redemption provisions that would permit us or the holders of debt securities to redeem the debt securities before their final maturity,

    o any sinking fund provisions that would obligate us to redeem the debt securities before their final maturity,

    o the denominations in which the debt securities shall be issued, if issued in denominations other than $1,000 and any integral multiple thereof,

    o the portion of the principal amount of the debt securities that will be payable upon an acceleration of the maturity of the debt securities,

    o whether payment of the principal of, premium, and interest on, the debt securities will be with or without deduction for taxes, assessments or governmental charges, and with or without reimbursement of taxes, assessments or governmental charges paid by holders,

    o any events of default which will apply to the debt securities that differ from those contained in the indenture,

    o whether the debt securities will be issued in registered form or in bearer form, or in both registered form and bearer form,

    o the currency or currencies in which the debt securities will be denominated, payable, redeemable or repurchaseable,

    o whether the debt securities of such series will be issued as a global security and, if so, the identity of the depositary for such series,

    o any trustees, paying agents, transfer agents or registrars for the debt securities,

    o any special federal income tax considerations applicable to the debt securities, and

    o    any other terms of such debt securities.

    We intend for any subordinated debt securities offered to be included as regulatory capital under Federal Reserve Board interpretations. As a result, these debt securities will contain subordination and acceleration provisions different from, and covenants more limited than those in, certain prior issuances of PNC Funding's subordinated debt securities.

    If any of the debt securities are sold for, or if the principal of or any interest on any series of debt securities is payable in, foreign currencies or foreign currency units, the relevant restrictions, elections, tax consequences, specific terms and other information will be set forth in the prospectus supplement.

    Although the indenture provides that we may issue debt securities in registered form, with or without coupons, or in bearer form, each series of debt securities will be issued in fully registered form unless the prospectus supplement provides otherwise. Debt securities that are not registered as to interest will have coupons attached, unless issued as original issue discount securities.

    The principal of, and premium and interest on, fully registered securities will be payable at the place of payment designated for such securities and stated in the prospectus supplement. PNC Funding also has the right to make interest payments by check mailed to the holder at the holder's registered address. The principal of, and premium, if any, and interest on any debt securities in other forms will be payable in the manner and at the place or places as may be designated by PNC Funding and specified in the prospectus supplement. (Sections 3.01 and 5.01)

    You may exchange or transfer the debt securities at the corporate trust office of the trustee for the series of debt securities or at any other office or agency maintained by us for those purposes. You may transfer bearer debt securities by delivery. We will not require payment of a service charge for any transfer or exchange of the debt securities, but PNC Funding may require payment of a sum sufficient to cover any applicable tax or other governmental charge. (Section 3.05)

    Unless the prospectus supplement provides otherwise, each series of the debt securities will be issued only in denominations of $1,000 or any integral multiple thereof and payable in dollars. (Section 3.02) Under the indenture, however, debt securities may be issued in any denomination and payable in a foreign currency or currency unit. (Section 3.01)

    We may issue debt securities with "original issue discount." Original issue discount debt securities bear no interest or bear interest at below-market rates and will be sold below their stated principal amount. The prospectus supplement will describe any special federal income tax consequences and other special considerations applicable to any securities issued with original issue discount.

    SENIOR DEBT SECURITIES

    The senior debt securities will rank equally with all senior indebtedness of PNC Funding. At August 31, 2001, the outstanding senior indebtedness of PNC Funding was approximately $1.80 billion.

    "Senior indebtedness of PNC Funding" means the principal of, and premium and interest on, (i) all "indebtedness for money borrowed" of PNC Funding whether outstanding on the date of execution of the indenture or thereafter created, assumed or incurred, and (ii) any deferrals, renewals or extensions of any such indebtedness. The following indebtedness of PNC Funding, however, is not considered to be senior indebtedness of PNC Funding:

     o    6 7/8% Subordinated Notes Due 2003,

     o    6 1/8% Subordinated Notes Due 2003,

     o    7 3/4% Subordinated Notes Due 2004,

     o    6 7/8% Subordinated Notes Due 2007,

     o    6 1/2% Subordinated Notes Due 2008,

     o    6 1/8% Subordinated Notes Due 2009, and

     o    7.50% Subordinated Notes Due 2009.

    The term "indebtedness for money borrowed" means:

     o any obligation of, or any obligation guaranteed by, PNC Funding for the repayment of money borrowed, whether or not evidenced by bonds, debentures, notes or other written instruments,

     o    any capitalized lease obligation, and

     o any deferred obligation for payment of the purchase price of any property or assets. (Section 1.01)

    Senior indebtedness of PNC Funding includes any borrowings under the $485 Million Credit Facility under an Amended and Restated Credit Agreement dated as of March 18, 1996, as amended, (the "$485 Million Credit Facility"), and outstanding commercial paper issued by PNC Funding. No amounts are currently outstanding under the $485 Million Credit Facility. There is no limitation on the issuance of additional senior indebtedness of PNC Funding.

    SUBORDINATED DEBT SECURITIES

    The subordinated debt securities will be subordinated in right of payment to all senior indebtedness of PNC Funding. (Section 12.01) In certain events of insolvency of PNC Funding, the subordinated debt securities will also be effectively subordinated in right of payment to all "other company obligations" and will be subject to an obligation of PNC Funding to pay any "excess proceeds" (as defined in the indenture) to creditors in respect of any unpaid "other company obligations." (Section 12.13).

    "Other company obligations" means obligations of PNC Funding associated with derivative products such as interest rate and currency exchange contracts, foreign exchange contracts, commodity contracts, or any similar arrangements, unless the instrument by which PNC Funding incurred, assumed or guaranteed the obligation expressly provides that it is subordinate or junior in right of payment to any other indebtedness or obligations of PNC Funding. (Section 1.01) At August 31, 2001, there were no "other company obligations" of PNC Funding.

    Upon the liquidation, dissolution, winding up, or reorganization of PNC Funding, PNC Funding must pay to the holders of all senior indebtedness of PNC Funding the full amounts of principal of, and premium and interest on, that senior indebtedness before any payment is made on the subordinated debt securities. If, after PNC Funding has made those payments on the senior indebtedness:

     o (i) there are amounts available for payment on the subordinated debt securities (as defined in the indenture, "excess proceeds"), and (ii) at such time, any creditors in respect of "other company obligations" have not received their full payments, then

     o PNC Funding shall first use such excess proceeds to pay in full all such "other company obligations" before PNC Funding makes any payment in respect of the subordinated debt securities. (Section 12.02)

    In addition, PNC Funding may not make any payment on the subordinated debt securities in the event:

     o PNC Funding has failed to make full payment of the principal of, or premium, if any, or interest on any senior indebtedness of PNC Funding, or

     o any event of default with respect to any senior indebtedness of PNC Funding has occurred and is continuing, or would occur as a result of such payment on the subordinated debt securities. (Section 12.03)

    Because of the subordination provisions and the obligation to pay excess proceeds, in the event of insolvency, holders of the subordinated debt securities may recover less, ratably, than holders of senior indebtedness of PNC Funding and "other company obligations" and other creditors of PNC Funding. (Sections 12.01, 12.02, 12.03, and 12.13)

    PNC Funding's obligations under the subordinated debt securities will rank equally in right of payment with each other, subject to the obligations of the holders of subordinated debt securities to pay over any excess proceeds to creditors in respect of "other company obligations" as provided in the indenture. (Section 12.13)

    GUARANTEES IN GENERAL

    PNC will unconditionally guarantee the due and punctual payment of the principal of, premium, if any, and interest on the debt securities when and as the same shall become due and payable, whether at maturity, upon redemption or otherwise. (Section 3.12)

    PNC is a holding company that conducts substantially all its operations through subsidiaries. As a result, claims of the holders of the guarantees will generally have a junior position to claims of creditors of PNC's subsidiaries (including, in the case of any bank subsidiary, its depositors), except to the extent that PNC may itself be a creditor with recognized claims against the subsidiary. In addition, there are certain regulatory and other limitations on the payment of dividends and on loans and other transfers of funds to PNC by its bank subsidiaries.

    GUARANTEES OF SENIOR DEBT SECURITIES

    The guarantees of senior debt securities will rank equally with all senior indebtedness of PNC (defined in the indenture as "senior guarantor indebtedness"). (Section 12.04) At August 31, 2001, the outstanding senior indebtedness of PNC was approximately $1.80 billion, which as of that date consisted entirely of the guarantee of senior indebtedness of PNC Funding.

    "Senior indebtedness of PNC" means the principal of, and premium, if any, and interest on, (i) all "indebtedness for money borrowed" of PNC, whether outstanding on the date of execution of the indenture or thereafter created, assumed or incurred, and (ii) any deferrals, renewals or extensions of any such indebtedness of PNC. (Section 1.01) The following indebtedness of PNC is, however, not considered to be senior indebtedness of PNC:

     o    PNC's 8 1/4% Convertible Subordinated Debentures Due 2008, and

     o    PNC's guarantee of the following indebtedness of PNC Funding:

          o    6 7/8% Subordinated Notes Due 2003,

          o    6 1/8% Subordinated Notes Due 2003,

          o    7 3/4%, Subordinated Notes Due 2004,

          o    6 7/8% Subordinated Notes Due 2007,

          o    6 1/2% Subordinated Notes Due 2008,

          o    6 1/8% Subordinated Notes Due 2009, and

          o    7.50% Subordinated Notes Due 2009.

    The term "indebtedness for money borrowed" means

     o any obligation of, or any obligation guaranteed by, PNC for the repayment of money borrowed, whether or not evidenced by bonds, debentures, notes or other written instruments,

     o    any capitalized lease obligation, and

     o any deferred obligation for payment of the purchase price of any property or assets. (Section 1.01)

    "Senior indebtedness of PNC" includes PNC's guarantee of the following senior notes of PNC Funding:

     o    6.95% Notes Due 2002,

     o    Floating Rate Senior Notes Due 2003,

     o    7.00% Notes Due 2004, and

     o    5.75% Senior Notes Due 2006.

    "Senior indebtedness of PNC" also includes PNC's guarantee of any borrowings under the $485 Million Credit Facility and of any outstanding commercial paper issued by PNC Funding. There is no limitation under the indenture on the issuance of additional senior indebtedness of PNC.

    GUARANTEES OF SUBORDINATED DEBT SECURITIES

    The guarantees of the subordinated debt securities ("subordinated guarantees") will be subordinated in right of payment to all senior indebtedness of PNC. (Section 12.04) In certain events of insolvency of PNC, the subordinated guarantees will also be effectively subordinated in right of payment to all "other guarantor obligations" (as defined in the indenture). (Section 12.05) "Other guarantor obligations" means obligations of PNC associated with derivative products such as interest rate and currency exchange contracts, foreign exchange contracts, commodity contracts or any similar arrangements, unless the instrument by which PNC incurred, assumed or guaranteed the obligation expressly provides that it is subordinate or junior in right of payment to any other indebtedness or obligations of PNC. (Section 1.01) At August 31, 2001, there were no "other guarantor obligations" of PNC.

    Upon the liquidation, dissolution, winding up, or reorganization of PNC, PNC must pay to the holders of all senior indebtedness of PNC the full amounts of principal of, and premium and interest on, that senior indebtedness before any payment is made on the subordinated debt securities. If, after PNC has made those payments on the senior indebtedness:

    o (i) there are amounts available for payment on the subordinated debt securities (as defined in the indenture, "excess proceeds"), and (ii) at such time, any creditors in respect of "other guarantor obligations" have not received their full payments, then

    o PNC shall first use such excess proceeds to pay in full all such "other guarantor obligations" before PNC makes any payment in respect of the subordinated debt securities. (Section 12.05)

    In addition, PNC may not make any payment on the subordinated debt securities in the event:

    o PNC has failed to make full payment of the principal of, or premium, if any, or interest on any senior indebtedness of PNC, or

    o any event of default with respect to any senior indebtedness of PNC has occurred and is continuing, or would occur as a result of such payment on the subordinated debt securities. (Section 12.06)

    Because of the subordination provisions and the obligation to pay excess proceeds, in the event of insolvency, holders of subordinated guarantees of PNC may recover less, ratably, than holders of senior indebtedness of PNC, "other guarantor obligations" and existing guarantor subordinated indebtedness (as defined in the indenture) and other creditors of PNC.
(Section 3.12, 12.04, 12.05, 12.06 and 12.14)

    As defined in the indenture, the "existing guarantor subordinated indebtedness" currently consists of PNC's 8 1/4% Convertible Subordinated Debentures Due 2008. At August 31, 2001, $189,000 in principal amount of those subordinated debentures was outstanding.

    As provided in the indenture, in the event of insolvency of PNC, the holders of the subordinated guarantees are subject to an obligation to pay any excess proceeds to creditors in respect of any unpaid "other guarantor obligations" (as defined in the indenture).

    The subordinated guarantees will also rank equally in right of payment with PNC's guarantee of the following subordinated notes of PNC Funding:

    o   6 7/8% Subordinated Notes Due 2003,

    o   6 1/8% Subordinated Notes Due 2003,

    o   7 3/4% Subordinated Notes Due 2004,

    o   6 7/8% Subordinated Notes Due 2007,

    o   6 1/2% Subordinated Notes Due 2008,

    o   6 1/8% Subordinated Notes Due 2009, and

    o   7.50% Subordinated Notes Due 2009.

    As with holders of the subordinated guarantees, the holders of the foregoing guarantees of the subordinated notes of PNC Funding are subject to an obligation to pay any excess proceeds to creditors in respect of any unpaid "other guarantor obligations." Therefore, in the event of insolvency of PNC, holders of the subordinated guarantees will recover the same, ratably, as holders of PNC's guarantees of such subordinated notes of PNC Funding.

    EFFECT OF SUBORDINATION PROVISIONS

    By reason of the subordination provisions described above and as described more fully in the applicable prospectus supplement, in the event of insolvency of PNC Funding, holders of subordinated notes may recover less, ratably, than holders of senior indebtedness of PNC Funding and "other company obligations." Holders of subordinated notes may also recover less, ratably, than other creditors of PNC Funding. Similarly, holders of subordinated guarantees may recover less, ratably, than holders of senior indebtedness of PNC and "other guarantor obligations," and may also recover less, ratably, than holders of "existing guarantor subordinated indebtedness" and other creditors of PNC.

    CERTAIN COVENANTS

    The indenture contains certain covenants that impose various restrictions on us and, as a result, afford the holders of debt securities certain protections. Although statements have been included in this prospectus as to the general purpose and effect of the covenants, investors must review the full text of the covenants to be able to evaluate meaningfully the covenants.

    Restriction on Sale or Issuance of Voting Stock of a Principal Subsidiary
Bank

    The covenant described below is designed to ensure that, for so long as any senior debt securities are issued and outstanding, PNC will continue directly or indirectly to own and thus serve as the holding company for its "principal subsidiary banks." When we use the term "principal subsidiary banks," we mean each of:

     o    PNC Bank, National Association ("PNC Bank"),

     o any other subsidiary bank the consolidated assets of which constitute 20% or more of the consolidated assets of PNC and its subsidiaries,

     o any other subsidiary bank designated as a principal subsidiary bank by the board of directors of PNC, or

     o any subsidiary that owns any voting shares or certain rights to acquire voting shares of any principal subsidiary bank, and their respective successors, provided any such successor is a subsidiary bank or a subsidiary, as appropriate.

    As of the date hereof, our only principal subsidiary banks are PNC Bank and its parent, PNC Bancorp, Inc.

    The indenture prohibits PNC, unless debtholder consent is obtained from the holders of senior debt securities, from:

     o selling or otherwise disposing of, and permitting a principal subsidiary bank to issue, voting shares or certain rights to acquire voting shares of a principal subsidiary bank,

     o permitting the merger or consolidation of a principal subsidiary bank with or into any other corporation, or

     o permitting the sale or other disposition of all or substantially all the assets of any principal subsidiary bank, if, after giving effect to any one of such transactions and the issuance of the maximum number of voting shares issuable upon the exercise of all such rights to acquire voting shares of a principal subsidiary bank, PNC would own directly or indirectly less than 80% of the voting shares of such principal subsidiary bank. These restrictions do not apply to:

     o transactions required by any law, or any regulation or order of any governmental authority,

     o transactions required as a condition imposed by any governmental authority to the acquisition by PNC, directly or indirectly, or any other corporation or entity if thereafter,

          o PNC would own at least 80% of the voting shares of the other corporation or entity,

          o the consolidated banking assets of PNC would be at least equal to those prior thereto, and

          o the board of directors of PNC shall have designated the other corporation or entity a principal subsidiary bank,

     o transactions that do not reduce the percentage of voting shares of such principal subsidiary bank owned directly or indirectly by PNC, and

     o transactions where the proceeds are invested within 180 days after such transaction in any one or more subsidiary banks.

    The indenture, however, does permit the following:

     o the merger of a principal subsidiary bank with and into a principal subsidiary bank or PNC,

     o the consolidation of principal subsidiary banks into a principal subsidiary bank or PNC, or

     o the sale or other disposition of all or substantially all of the assets of any principal subsidiary bank to another principal subsidiary bank or PNC,

    if, in any such case in which the surviving, resulting or acquiring entity is not PNC, PNC would own, directly or indirectly, at least 80% of the voting shares of the principal subsidiary bank surviving such merger, resulting from such consolidation or acquiring such assets. (Section 5.06)

    Ownership of PNC Funding

    The indenture contains a covenant that, so long as any of the debt securities are outstanding, PNC will continue to own, directly or indirectly, all of the outstanding voting shares of PNC Funding. (Section 5.07)

    Restriction on Liens

    The purpose of the restriction on liens covenant is to preserve PNC's direct or indirect interest in voting shares of principal subsidiary banks free of security interests of other creditors. The covenant permits certain specified liens and liens where the senior debt securities are equally secured. The indenture prohibits PNC and its subsidiaries from creating or permitting any liens (other than certain tax and judgment liens) upon voting shares of any principal subsidiary bank to secure indebtedness for borrowed money unless the senior debt securities are equally and ratably secured. Notwithstanding this prohibition, PNC may create or permit the following:

     o purchase money liens and liens on voting shares of any principal subsidiary bank existing at the time such voting shares are acquired or created within 120 days thereafter,

     o the acquisition of any voting shares of any principal subsidiary bank subject to liens at the time of acquisition or the assumption of obligations secured by a lien on such voting shares,

     o under certain circumstances, renewals, extensions or refunding of the liens described in the two preceding bullets, and

     o liens to secure loans or other extensions of credit under Section 23A of the Federal Reserve Act or any successor or similar federal law or regulation. (Section 5.08)

    Consolidation or Merger

    The covenant described below protects the holders of debt securities upon certain transactions involving PNC Funding or PNC by requiring any successor to PNC Funding or PNC to assume the predecessor's obligations under the indenture. In addition, the covenant prohibits such transactions if they would result in an event of default, a default or an event which could become an event of default or a default under the indenture. PNC Funding or PNC may consolidate with, merge into, or transfer substantially all of its properties to, any other corporation organized under the laws of any domestic jurisdiction, if:

     o the successor corporation assumes all obligations of PNC Funding or PNC, as the case may be, under the debt securities and the guarantees and under the indenture,

     o immediately after the transaction, no event of default or default, and no event which, after notice or lapse of time, would become an event of default or default, exists, and

     o    certain other conditions are met. (Sections 10.01 and 10.03)

    The indenture does not limit our ability to enter into a highly leveraged transaction or provide you with any special protection in the event of such a transaction.

    MODIFICATION AND WAIVER

    We and the trustee may modify the indenture with the consent of the holders of the majority in aggregate principal amount of outstanding debt securities of each series affected by the modification. The following modifications and amendments, however, will not be effective against any holder without the holder's consent:

     o    change the stated maturity of any payment of principal or interest,

     o reduce the principal amount of, or the premium, if any, or the interest on such debt security,

     o reduce the portion of the principal amount of an original issue discount debt security, payable upon acceleration of the maturity of that debt security,

     o change the place or places where, or the currency in which, any debt security or any premium or interest is payable,

     o impair the right of the holder to institute suit for the enforcement of any payment on or with respect to any debt security,

     o reduce the percentage in principal amount of debt securities necessary to modify the indenture or the percentage in principal amount of outstanding debt securities necessary to waive compliance with conditions and defaults under the indenture, or

     o modify or affect the terms and conditions of the guarantees in any manner adverse to the holder. (Section 9.02)

    We and the trustee may modify and amend the indenture without the consent of any holder of debt securities for any of the following purposes:

     o to evidence the succession of another corporation to PNC Funding or PNC,

     o    to provide for the acceptance of appointment of a successor trustee,

     o to add to the covenants of PNC Funding or PNC for the benefit of the holders of debt securities,

     o to cure any ambiguity, defect or inconsistency in the indenture, if such action does not adversely affect the holders of debt securities in any material respect,

     o to secure the debt securities under applicable provisions of the indenture,

     o    to establish the form or terms of debt securities,

     o to permit the payment in the United States of principal, premium or interest on unregistered securities, or

     o to provide for the issuance of uncertificated debt securities in place of certificated debt securities. (Section 9.01)

    In addition, the holders of a majority in principal amount of outstanding debt securities of any series may, on behalf of all holders of that series, waive compliance with certain covenants, including those described under the captions above entitled "Restriction on Sale or Issuance of Voting Stock of a Principal Subsidiary Bank," "Ownership of PNC Funding" and "Restriction on Liens." (Section 5.09) No waiver by the holders of any series of subordinated debt securities is required with respect to the covenant described under the caption above entitled "Restriction on Sale or Issuance of Voting Stock of a Principal Subsidiary Bank." (Section 5.10) Covenants concerning the payment of principal, premium, if any, and interest on the debt securities, compliance with the terms of the indenture, maintenance of an agency, and certain monies held in trust may only be waived pursuant to a supplemental indenture executed with the consent of each affected holder of debt securities. The covenant concerning certain reports required by federal law may not be waived.

    EVENTS OF DEFAULT, DEFAULTS, WAIVERS

    The indenture defines an event of default with respect to any series of senior debt securities as being any one of the following events unless such event is specifically deleted or modified in connection with the establishment of the debt securities of a particular series:

     o failure to pay interest on such series for 30 days after the payment is due,

     o failure to pay the principal of or premium, if any, on such series when due,

     o failure to deposit any sinking fund payment with respect to such series when due,

     o failure to perform any other covenant or warranty in the indenture that applies to such series for 90 days after we have received written notice of the failure to perform in the manner specified in the indenture,

     o the occurrence of certain events relating to bankruptcy, insolvency or reorganization of either of us or any principal subsidiary bank, or

     o any other event of default specified in the supplemental indenture under which such senior debt securities are issued or in the form of security for such securities. (Section 7.01(a))

    The indenture defines an event of default with respect to any series of subordinated debt securities as certain events involving the bankruptcy or reorganization of PNC or any principal subsidiary bank, or any other event of default specified in the supplemental indenture under which such subordinated debt securities are issued or in the form of securities for such series. (Section 7.01(b)) There is no right of acceleration in the case of events involving the bankruptcy, insolvency or reorganization of PNC Funding or of a default in the payment of principal, interest, premium, if any, or any sinking fund payment with respect to a series of subordinated debt securities or in the case of a default in the performance of any other covenant of PNC Funding or PNC in the indenture. Accordingly, payment of principal of any series of subordinated debt may be accelerated only in the case of the bankruptcy or reorganization of PNC or any principal subsidiary bank.

    If an event of default occurs and is continuing with respect to any series of debt securities, either the trustee or the holders of at least 25% in principal amount of outstanding debt securities of that series may declare the principal of such series (or if debt securities of that series are original issue discount securities, a specified amount of the principal) to be due and payable immediately. Subject to certain conditions, the holders of a majority in principal amount of the outstanding debt securities of such series may rescind such declaration and waive certain defaults. Prior to any declaration of acceleration, the holders of a majority in principal amount of the outstanding debt securities of the applicable series may waive any past default or event of default, except a payment default, or a past default or event of default in respect of a covenant or provision of the indenture which cannot be modified without the consent of the holder of each outstanding debt security affected. (Sections 7.02, 7.08 and 7.13)

    The indenture defines a default with respect to any series of subordinated debt securities as being any one of the following events unless such event is specifically deleted or modified in connection with the establishment of the debt securities of a particular series:

     o failure to pay interest on such series for 30 days after the payment is due,

     o failure to pay the principal of or premium, if any, on such series when due,

     o failure to perform any other covenant or warranty in the indenture that applies to such series for 90 days after we have received written notice of the failure to perform in the manner specified in the indenture,

     o any other event of default specified in the supplemental indenture under which such subordinated debt securities are issued or in the form of security for such securities, or

     o events involving the bankruptcy, insolvency or reorganization of PNC Funding. (Section 7.01(c))

    A breach of the covenant described under the caption above entitled "Restriction on Sale or Issuance of Voting Stock of a Principal Subsidiary Bank" will not result in a default with respect to any series of subordinated debt securities. (Sections 7.01(b) and (c))

    Other than its duties in the case of an event of default or a default, the trustee is not obligated to exercise any of the rights or powers in the indenture at the request or direction of holders of debt securities unless such holders offer the trustee reasonable security or indemnity. If reasonable indemnification is provided, then, subject to the other rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee with respect to debt securities of such series. (Sections 8.03 and 7.12)

    The indenture provides that if default is made on payment of interest and continues for a 30 day period or if default is made on payment of principal of any debt security of any series, PNC Funding will, upon demand of the trustee, pay to it, for the benefit of the holder of any such debt security, the whole amount then due and payable on such debt security for principal and interest. The indenture further provides that if PNC Funding fails to pay such amount immediately upon such demand, the trustee may, among other things, institute a judicial proceeding for its collection. (Section 7.03)

    The indenture requires us to furnish annually to the trustee certificates as to the absence of any default under the indenture. The trustee may withhold notice to the holders of debt securities of any default (except in payment of principal, premium, if any, interest or sinking fund installment) if the trustee determines that the withholding of the notice is in the interest of those holders. (Sections 5.04 and 8.02)

    The holder of any debt security of any series may institute any proceeding with respect to the indenture or for any remedy thereunder if:

     o a holder previously has given the trustee written notice of a continuing event of default or default with respect to debt securities of that series,

     o the holders of at least 25% in principal amount of the outstanding debt securities of that series have made a written request, and offered reasonable indemnity, to the trustee to institute such proceeding,

     o the trustee has not received directions inconsistent with such request from the holders of a majority in principal amount of the outstanding debt securities of that series, and

     o the trustee has not started such proceeding within 60 days after receiving the request. (Section 7.07)

    The holder of any debt security will have, however, an absolute right to receive payment of the principal of, and premium, if any, and interest on such debt security when due and to institute suit to enforce any such payment. (Section 7.08)

    DEFEASANCE

    Except as may otherwise be provided in any applicable prospectus supplement, the indenture provides that we will be discharged from our obligations under the debt securities of a series at any time prior to the stated maturity or redemption thereof when we have irrevocably deposited in trust with the trustee money and/or government securities which through the payment of principal and interest in accordance with their terms will provide sufficient funds, without reinvestment, to repay in full the debt securities of such series. Deposited funds will be in the currency or currency unit in which the debt securities are denominated. Deposited government securities will be direct obligations of, or obligations the principal of and interest on which are fully guaranteed by, the government which issued the currency in which the debt securities are denominated, and which are not subject to prepayment, redemption or call. Upon such discharge, the holders of the debt securities of such series will no longer be entitled to the benefits of the indenture, except for the purposes of registration of transfer and exchange of the debt securities of such series, and replacement of lost, stolen or mutilated debt securities, and may look only to such deposited funds or obligations for payment. (Sections 11.01 and 11.02)

    For federal income tax purposes, the deposit and discharge may, depending on a variety of factors, result in a taxable gain or loss being recognized by the holders of the affected debt securities. You are urged to consult your own tax advisers as to the specific consequences of such a deposit and discharge, including the applicability and effect of tax laws other than federal income tax laws.

    GOVERNING LAW

    The indenture provides that the debt securities and the guarantees will be governed by, and construed, in accordance with, the laws of the Commonwealth of Pennsylvania. (Section 1.13)

    GLOBAL SECURITIES

    Book-Entry System

    We may issue the debt securities of a series in whole or in part in the form of a global security that will be deposited with a depositary. The depositary will be The Depository Trust Company ("DTC"), unless otherwise identified in the prospectus supplement relating to the series. A global security may be issued as either a registered or unregistered security and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing debt securities in definitive form represented thereby, a global security may not be transferred except as a whole by the depositary for such global security or any nominee thereof to a successor of such depositary or a nominee of such successor. (Section 2.05).

    If DTC is the depositary for a series of debt securities, the series will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully registered global security will be issued for the series of debt securities, in the aggregate principal amount of the series, and will be deposited with DTC. If, however, the aggregate principal amount of the series of debt securities exceeds $400 million, one global security will be issued with respect to each $400 million of principal amount and an additional global security will be issued with respect to any remaining principal amount of the series.

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("direct participants") deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly ("indirect participants"). The rules applicable to DTC and its participants are on file with the SEC.

    Purchases of a series of debt securities under the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC's records. The ownership interest of each actual purchaser of each debt security ("beneficial owner") is in turn to be recorded on the direct participants' and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of the direct participants or indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interest in the global security or global securities, except in the event that use of the book-entry system for the series of debt securities is discontinued.

    To facilitate subsequent transfers, all global securities deposited by direct participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of global securities with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has advised us that DTC will have no knowledge of the actual beneficial owners of the global securities, and that DTC's records reflect only the identity of the direct participants to whose accounts global securities are credited, which may or may not be the beneficial owners. The direct participants and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    To the extent any series of debt securities is redeemable, redemption notices will be sent to DTC. If less than all of the debt securities within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed. The applicable prospectus supplement for a series of debt securities will indicate whether such series is redeemable.

    To the extent applicable, neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to any global securities deposited with it. Under its usual procedures, DTC will mail an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the debt securities are credited on the record date (identified in a listing attached to the omnibus proxy).

    Principal and interest payments on the global securities deposited with DTC will be made to Cede & Co., as nominee of DTC, or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit direct participants' accounts, upon DTC's receipt of funds and corresponding detail information from the issuer, on the payable date in accordance with their respective holdings shown on DTC's records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as in the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participant and not DTC or PNC Funding, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) will be the responsibility of the trustee, who unless otherwise indicated in the applicable prospectus supplement, will be PNC Funding's paying agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to beneficial owners will be the responsibility of direct participants and indirect participants. None of PNC Funding, PNC, the trustee, any paying agent, or the registrar for the debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global security or global securities for any series of debt securities or for maintaining, supervising or reviewing any records relating to such beneficial interests.

    If DTC is at any time unwilling, unable or ineligible to continue as the depositary and a successor depositary is not appointed by PNC Funding within 90 days, PNC Funding will issue certificated debt securities for each series in definitive form in exchange for each global security. If PNC Funding determines not to have a series of debt securities represented by a global security, which it may do, it will issue certificated debt securities for such series in definitive form in exchange for the global security. In either instance, a beneficial owner will be entitled to physical delivery of certificated debt securities for such series in definitive form equal in principal amount to such beneficial owner's beneficial interest in the global security and to have such certificated debt securities for such series registered in such beneficial owner's name. Certificated debt securities so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons.

    Beneficial interests in the global debt securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Unless otherwise stated in the relevant prospectus, beneficial owners may elect to hold interests in the debt securities through either DTC (in the United States) or Clearstream Banking S.A., or "Clearstream, Luxembourg" formerly Cedelbank, or through Euroclear Bank S.A. / N.V., as operator of the Euroclear System, or "Euroclear" (in Europe), either directly if they are participants of such systems or indirectly through organizations that are participants in such systems. Clearstream, Luxembourg and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream, Luxembourg's and Euroclear's names on the books of their U.S. depositaries, which in turn will hold such interests in customers' securities accounts in the U.S. depositaries' names on the books of DTC.

    Clearstream, Luxembourg has advised us that it is incorporated under the laws of Luxembourg as a bank. Clearstream, Luxembourg holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in over 30 countries. As a bank, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream, Luxembourg customers are recognized financial institutions around the world, including securities brokers and dealers, banks, trust companies, clearing corporations and other organizations, and may include the underwriters. Clearstream's U.S. customers are limited to securities brokers and dealers and banks. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with Clearstream, Luxembourg customers either directly or indirectly.

    Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfer of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Euroclear Bank S.A./N.V. (the "Euroclear Operator"), under contract with Euroclear Clearance Systems, S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

    The Euroclear Operator has advised us as follows: Under Belgian law, beneficial owners that are credited with securities on the records of the Euroclear Operator have a co-proprietary right in the fungible pool of interests in securities on deposit with the Euroclear Operator in an amount equal to the amount of interests in securities credited to their accounts. In the event of the insolvency of the Euroclear Operator, Euroclear participants would have a right under Belgian law to the return of the amount and type of interests in securities credited to their accounts with the Euroclear Operator. If the Euroclear Operator did not have a sufficient amount of interests in securities on deposit of a particular type to cover the claims of all participants credited with such interests in securities on the Euroclear Operator's records, all participants having an amount of interests in securities of such type credited to their accounts with the Euroclear Operator would have the right under Belgian law to the return of their pro rata share of the amount of interests in securities actually on deposit.

    Euroclear has further advised that beneficial owners that acquire, hold and transfer interests in the debt securities by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global securities.

    Under Belgian law, the Euroclear Operator is required to pass on the benefits of ownership in any interests in securities on deposit with it (such as dividends, voting rights and other entitlements) to any person credited with such interests in securities on its records.

    We have provided the descriptions of the operations and procedures of DTC set forth in "Book-Entry System" and elsewhere herein, and the descriptions of the operations and procedures of DTC, Clearstream, Luxembourg and Euroclear solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. We and the principal paying agent do not take any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream, Luxembourg and Euroclear or their participants directly to discuss these matters.

    The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the debt securities represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in debt securities represented by a global note to pledge or transfer such interest to persons or entities that do not participate in DTC's system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

    Neither we nor the principal paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of debt securities by DTC, Clearstream, Luxembourg, or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the debt securities.

    Distributions on the debt securities held beneficially through Clearstream, Luxembourg, will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream, Luxembourg.

    Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of Euroclear, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipt of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

    Distributions on the debt securities held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

    Any other or differing terms of the depositary arrangement will be described in the prospectus supplement relating to a series of debt securities.

    Clearance and Settlement Procedures

    Unless otherwise mentioned in the relevant prospectus supplement, initial settlement for the debt securities will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream, Luxembourg customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

    Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream, Luxembourg customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the debt securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream, Luxembourg customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

    Because of time-zone differences, credits of the debt securities received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following DTC settlement date. Such credits or any transactions in the debt securities settled during such processing will be reported to the relevant Clearstream, Luxembourg customers or Euroclear participants on such business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of the debt securities by or through a Clearstream, Luxembourg customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

    Although DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures to facilitate transfers of the debt securities among participants of DTC, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

    BEARER DEBT SECURITIES

    If we ever issue bearer debt securities, the applicable prospectus supplement will describe all of the special terms and provisions of debt securities in bearer form, and the extent to which those special terms and provisions are different from the terms and provisions that are described in this prospectus, which generally apply to debt securities in registered form, and will summarize provisions of the indenture that relate specifically to bearer debt securities.

    REGARDING THE TRUSTEE

    In the ordinary course of business, we may maintain lines of credit with one or more trustees for a series of debt securities and the principal subsidiary banks and other subsidiary banks may maintain deposit accounts and conduct other banking transactions with one or more trustees for a series of debt securities.

    TRUSTEE'S DUTY TO RESIGN UNDER CERTAIN CIRCUMSTANCES

    PNC Funding may issue both senior and subordinated debt securities under the indenture. Because the subordinated debt securities will rank junior in right of payment to the senior debt securities, the occurrence of a default under the indenture with respect to the subordinated debt securities or any senior debt securities could create a conflicting interest under the Trust Indenture Act of 1939, as amended, with respect to any trustee who serves as trustee for both senior and subordinated debt securities. In addition, upon the occurrence of a default under the indenture with respect to any series of debt securities the trustee of which maintains banking relationships with PNC Funding or PNC, such trustee would have a conflicting interest under the Trust Indenture Act as a result of such business relationships. If a default has not been cured or waived within 90 days after the trustee has or acquires a conflicting interest, the trustee generally is required by the Trust Indenture Act to eliminate such conflicting interest or resign as trustee with respect to the subordinated debt securities or the senior debt securities. In the event of the trustee's resignation, we will promptly appoint a successor trustee with respect to the affected securities.

                           DESCRIPTION OF COMMON STOCK

    As of the date of the prospectus, PNC is authorized to issue 800,000,000 shares of common stock. At August 31, 2001, PNC had 286,064,492 shares of common stock issued and outstanding and 66,758,275 shares held in treasury.

    The following summary is not complete. You should refer to the applicable provisions of PNC's articles of incorporation, including the statements with respect to shares pursuant to which the outstanding series of preferred stock were issued and an additional series may be issued and to the Pennsylvania Business Corporation Law for a complete statement of the terms and rights of the common stock.

    Holders of common stock are entitled to one vote per share on all matters submitted to shareholders. Holders of common stock have neither cumulative voting rights nor any preemptive rights for the purchase of additional shares of any class of stock of PNC, and are not subject to liability for further calls or assessments. The common stock does not have any sinking fund, conversion or redemption provisions.

    Holders of common stock may receive dividends when declared by the Board of Directors of PNC out of funds legally available to pay dividends. The Board of Directors may not pay or set apart dividends on common stock until dividends for all past dividend periods on any series of outstanding preferred stock have been paid or declared and set apart for payment.

    PNC currently has outstanding $300 million of 8.315% Junior Subordinated Debentures Due 2027 and $200 million of Floating Rate Junior Subordinated Debentures Due 2028. The terms of these debentures permit PNC to defer interest payments on the debentures for up to five years. If PNC defers interest payments on these debentures, PNC may not during the deferral period:

     o    declare or pay any cash dividends on any of its common stock,

     o    redeem any of its common stock,

     o    purchase or acquire any of its common stock, or

     o    make a liquidation payment on any of its common stock.

    In the event of dissolution or winding up of the affairs of PNC, holders of common stock will be entitled to share ratably in all assets remaining after payments to all creditors and payments required to be made in respect of outstanding preferred stock (including accrued and unpaid dividends thereon) have been made.

    The Board of Directors of PNC may, except as otherwise required by applicable law, cause the issuance of authorized shares of common stock without shareholder approval to such persons and for such consideration as the Board of Directors may determine in connection with acquisitions by PNC or for other corporate purposes.

    The Chase Manhattan Bank, New York, New York, is the transfer agent and registrar for PNC's common stock. The shares of common stock are listed on the New York Stock Exchange under the symbol "PNC." The outstanding shares of common stock are, and the shares offered by this prospectus and the applicable prospectus supplement will be, validly issued, fully paid and nonassessable, and the holders of the common stock are not and will not be subject to any liability as shareholders.

    RIGHTS PLAN

     The PNC Board of Directors adopted a shareholder rights plan effective as of May 15, 2000 providing for the distribution of one right for each share of common stock outstanding on May 25, 2000. The rights become exercisable only in the event, with certain exceptions, that an acquiring party accumulates 10% or more of the PNC's voting stock or a party announces an offer to acquire 10% or more of the voting stock. The rights have an exercise price of $180 per right and expire on May 25, 2010. Upon the occurrence of certain events, holders of the rights will be entitled to purchase either PNC common or common equivalent preferred shares or shares in an acquiring entity at half of market value. PNC is entitled to redeem the rights at a value of $0.01 per right at any time until the acquisition of a 10% position in its voting stock. A copy of the Rights Agreement providing for the issuance of the rights is filed as an exhibit to this Registration Statement. This description should be read together with the Rights Agreement and is qualified in its entirety by reference to that agreement.

    OTHER PROVISIONS

     PNC's articles of incorporation and bylaws contain various provisions that may discourage or delay attempts to gain control of PNC. PNC's bylaws include provisions:

o authorizing the board of directors to fix the size of the board between five and 36 directors,

o authorizing directors to fill vacancies on the board occurring between annual shareholder meetings, including vacancies resulting from an increase in the number of directors,

o authorizing only the board of directors, the Chairman of the board, PNC's President and a Vice Chairman of the board to call a special meeting of shareholders, and

o authorizing a majority of the board of directors to alter, amend, add to or repeal the bylaws.

     PNC's articles of incorporation vest the authority to make, amend and repeal the bylaws in the board of directors, subject to the power of its shareholders to change any such action.

     The Pennsylvania "anti-takeover" statutes allow Pennsylvania corporations to elect to either be covered or not be covered by certain of these statutes. PNC has elected in its bylaws not to be covered by Title 15 of the Pennsylvania consolidated statutes governing "control-share acquisitions" and "disgorgement by certain controlling shareholders following attempts to acquire control." However, the following provisions of Title 15 of the Pennsylvania consolidated statutes apply to PNC:

o    shareholders are not be entitled to call a special meeting (Section 2521),

o unless the articles of incorporation provided otherwise, action by shareholder consent must be unanimous (Section 2524),

o shareholders are not be entitled to propose an amendment to the articles of incorporation (Section 2535),

o certain transactions with interested shareholders (such as mergers or sales of assets between the company and a shareholder) where the interested shareholder is a party to the transaction or is treated differently from other shareholders require approval by a majority of the disinterested shareholders (Section 2538),

o a five year moratorium exists on certain business combinations with a 20% or more shareholder (Sections 2551-2556), and

o shareholders have a right to "put" their shares to a 20% shareholder at a "fair value" for a reasonable period after the 20% stake is acquired (Sections 2541-2547).

     In addition, in certain instances the ability of PNC's board to issue authorized but unissued shares of common stock and preferred stock may have an anti-takeover effect.

     Existence of the above provisions could result in PNC being less attractive to a potential acquiror, or result in PNC shareholders receiving less for their shares of common stock than otherwise might be available if there is a takeover attempt.

                         DESCRIPTION OF PREFERRED STOCK

    This section describes the general terms and provisions of PNC's preferred stock that may be offered by this prospectus. The prospectus supplement will describe the specific terms of the series of the preferred stock offered through that prospectus supplement and any general terms outlined in this section that will not apply to that series of preferred stock.

    We have summarized the material terms and provisions of the preferred stock in this section. We have also filed PNC's articles of incorporation and the form of certificate of preferred stock, which we will refer to as the "certificate of designations" as exhibits to the registration statement. You should read PNC's articles of incorporation and the certificate of designations relating to the applicable series of the preferred stock for additional information before you buy any preferred stock.

    GENERAL

    The Board of Directors of PNC (the "PNC board") is authorized without further shareholder action to cause the issuance, as of August 31, 2001, of up to 12,563,800 additional shares of preferred stock, including shares of preferred stock reserved for issuance in connection with PNC's shareholder rights plan described above. That preferred stock may be issued in one or more series, each with the preferences, limitations, designations, conversion rights, voting rights, dividend rights, voluntary and involuntary liquidation rights and other rights as the PNC board may determine at the time of issuance.

    The rights of the holders of PNC's common stock are subject to any rights and preferences of the outstanding series of preferred stock and the preferred stock offered in this prospectus. In addition, those rights would be subject to the rights and preferences of any additional shares of preferred stock, or any series thereof, which might be issued in the future.

    The existence of authorized but unissued preferred stock could have the effect of discouraging an attempt to acquire control of PNC. For example, preferred stock could be issued to persons, firms or entities known to be friendly to management.

    PNC currently has outstanding $300 million of 8.315% Junior Subordinated Debentures Due 2027 and $200 million of Floating Rate Junior Subordinated Debentures Due 2028. The terms of these debentures permit PNC to defer interest payments on the debentures for up to five years. If PNC defers interest payments on these debentures, PNC may not during the deferral period:

     o    declare or pay any cash dividends on any of its preferred stock,

     o    redeem any of its preferred stock,

     o    purchase or acquire any of its preferred stock, or

     o    make a liquidation payment on any of its preferred stock.

    PREFERRED STOCK OFFERED HEREIN

    General

    The preferred stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement, the shares of each series of preferred stock will upon issuance rank on a parity in all respects with PNC's currently existing series of preferred stock, described below, and each other series of preferred stock of PNC outstanding at that time. Holders of the preferred stock will have no preemptive rights to subscribe for any additional securities that may be issued by PNC. Unless otherwise specified in the applicable prospectus supplement, The Chase Manhattan Bank, New York, New York, will be the transfer agent and registrar for the preferred stock.

    Because PNC is a holding company, its rights and the rights of holders of its securities, including the holders of preferred stock, to participate in the assets of any PNC subsidiary upon its liquidation or recapitalization will be subject to the prior claims of such subsidiary's creditors and preferred shareholders, except to the extent PNC may itself be a creditor with recognized claims against such subsidiary or a holder of preferred shares of such subsidiary.

    PNC may elect to offer depositary shares evidenced by depositary receipts. If PNC so elects, each depositary share will represent a fractional interest (to be specified in the prospectus supplement relating to the particular series of preferred stock) in a share of a particular series of the preferred stock issued and deposited with a depositary (as defined below). For a further description of the depositary shares, you should read "Description of Depositary Shares" below.

    Dividends

    The holders of the preferred stock will be entitled to receive dividends, if declared by the PNC board or a duly authorized committee thereof. The applicable prospectus supplement will specify the dividend rate and dates on which dividends will be payable. The rate may be fixed or variable or both. If the dividend rate is variable, the applicable prospectus supplement will describe the formula used for determining the dividend rate for each dividend period. PNC will pay dividends to the holders of record as they appear on the stock books of PNC on the record dates fixed by the PNC board or a duly authorized committee thereof. PNC may pay dividends in the form of cash, preferred stock (of the same or a different series) or common stock of PNC, in each case as specified in the applicable prospectus supplement.

    The applicable prospectus supplement will also state whether dividends on any series of preferred stock are cumulative or noncumulative. If the PNC board does not declare a dividend payable on a dividend payment date on any noncumulative preferred stock, then the holders of that preferred stock will not be entitled to receive a dividend for that dividend period, and PNC will have no obligation to pay the dividend for that dividend period even if the PNC board declares a dividend on that series payable in the future.

    The PNC board will not declare and pay a dividend on the common stock or on any class or series of stock of PNC ranking subordinate as to dividends to a series of cumulative preferred stock (other than dividends payable in common stock or in any class or series of stock of PNC ranking subordinate as to dividends and assets to such series), until PNC has paid in full dividends (to the extent cumulative) for all past dividend periods on all outstanding shares of such series. If PNC does not pay in full dividends for any dividend period on all shares of preferred stock ranking equally as to dividends, all such shares will participate ratably in the payment of dividends for that period in proportion to the full amounts of dividends to which they are entitled.

    Voting

    Except as provided in this prospectus or in the applicable prospectus supplement, or as required by applicable law, the holders of preferred stock will not be entitled to vote. Except as otherwise required by law or provided by the PNC board and described in the applicable prospectus supplement, holders of preferred stock having voting rights and holders of common stock vote together as one class. Holders of preferred stock do not have cumulative voting rights.

    If, at the time of any annual meeting of PNC shareholders, PNC has not paid, or declared and set apart for payment, dividends on all outstanding shares of preferred stock in an amount equal to six quarterly dividends at the rates payable upon such shares, the number of directors of PNC will be increased by two at the first annual meeting of shareholders held thereafter, and the holders of all outstanding preferred stock voting together as a class will be entitled to elect those two additional directors at that annual meeting. After PNC pays the full amount of dividends to which the holders of preferred stock are entitled, the terms of the two additional directors will end, the number of directors of PNC will be reduced by two, and such voting right of the holders of preferred stock will end.

    Unless PNC receives the consent of the holders of at least two-thirds of the outstanding shares of preferred stock of all series, PNC will not:

    o create or increase the authorized number of shares of any class of stock ranking as to dividends or assets senior to the preferred stock, or

    o change the preferences, qualifications, privileges, limitations, restrictions or special or relative rights of the preferred stock in any material respect adverse to the holders of the preferred stock.

    If any change to the rights of the preferred stock will affect any particular series materially and adversely as compared to any other series of preferred stock, PNC first must obtain the consent of the holders of at least two-thirds of the outstanding shares of that particular series of preferred stock.

    The holders of the preferred stock of a series will not be entitled to participate in any vote regarding a change in the rights of the preferred stock if PNC makes provision for the redemption of all the preferred stock of such series. See "Redemption by PNC" below. PNC is not required to obtain any consent of holders of preferred stock of a series in connection with the authorization, designation, increase or issuance of any shares of preferred stock that rank junior or equal to the preferred stock of such series with respect to dividends and liquidation rights.

    Under interpretations adopted by the Federal Reserve or its staff, if the holders of preferred stock of any series become entitled to vote for the election of directors because dividends on such series are in arrears as described above, that series may then be deemed a "class of voting securities" and a holder of 25% or more of such series (or a holder of 5% or more if it otherwise exercises a "controlling influence" over PNC) may then be subject to regulation as a bank holding company in accordance with the Bank Holding Company Act. In addition, when the series is deemed a class of voting securities, any other bank holding company may be required to obtain the prior approval of the Federal Reserve to acquire more than 5% of that series, and any person other than a bank holding company may be required to obtain the prior approval of the Federal Reserve to acquire 10% or more of that series.

    Liquidation of PNC

    In the event of the voluntary or involuntary liquidation of PNC, the holders of each outstanding series of preferred stock will be entitled to receive liquidating distributions before any distribution is made to the holders of common stock or of any class or series of stock of PNC ranking subordinate to that series, the amount fixed by the PNC board for that series and described in the applicable prospectus supplement, plus, if dividends on that series are cumulative, accrued and unpaid dividends.

    Redemption by PNC

    PNC may redeem the whole or any part of the preferred stock at the times and at the amount for each share set forth in the applicable prospectus supplement.

    PNC may acquire preferred stock from time to time at the price or prices that PNC determines. If cumulative dividends, if any, payable for all past quarterly dividend periods have not been paid, or declared and set apart for payment, in full, PNC may not acquire preferred stock except in accordance with an offer made in writing or by publication to all holders of record of shares of preferred stock.

    Conversion

    The prospectus supplement may set for the rights, if any, for a holder of preferred stock to convert that preferred stock into common stock or any other class of capital securities of PNC.

    PREFERRED STOCK CURRENTLY OUTSTANDING

    At August 31, 2000, PNC had five series of preferred stock outstanding:

     o 9,868 shares of $1.80 Cumulative Convertible Preferred Stock, Series A ("preferred stock-A"),

     o 2,963 shares of $1.80 Cumulative Convertible Preferred Stock, Series B ("preferred stock-B"),

     o 215,591 shares of $1.60 Cumulative Convertible Preferred Stock, Series C ("preferred stock-C"),

     o 296,585 shares of $1.80 Cumulative Convertible Preferred Stock, Series D ("preferred stock-D"), and

     o 4,099,000 shares of Fixed/Adjustable Rate Noncumulative Preferred Stock, Series F ("preferred stock-F").

    All shares of a former series of preferred stock, designated as $2.60 Cumulative Non Voting Preferred Stock, Series E, have been redeemed and restored to the status of authorized but unissued preferred stock. In connection with PNC's shareholders rights plan described above, PNC has issued rights attached to its common stock that, once exercisable, will allow the holder of each share of common stock to purchase from PNC one one-thousandth of a share of Series G Junior Participating Preferred Stock ("preferred stock-G"). To date, we have not issued any preferred stock-G.

    Holders of outstanding preferred stock are entitled to cumulative dividends at the annual rates set forth below in the table titled "Summary of Certain Key Terms of Preferred Stock," which are payable quarterly when and as declared by the Board of Directors of PNC. The Board of Directors may not pay or set apart dividends on common stock until dividends for the current period and all past dividend periods on all series of outstanding preferred stock have been paid or declared and set apart for payment.

    Holders of outstanding preferred stock, other than preferred stock-F, are entitled to a number of votes equal to the number of full shares of common stock into which their preferred stock is convertible. Holders of outstanding preferred stock currently are entitled to the conversion privileges set forth below in the table titled "Summary of Certain Key Terms of Preferred Stock."

    In the event of a liquidation of PNC, holders of outstanding preferred stock are entitled to receive the amounts set forth below in the table titled "Summary of Certain Key Terms of Preferred Stock," plus all dividends accrued and unpaid thereon, before any payments are made with respect to common stock.

    Preferred stock-A, preferred stock-C and preferred stock-D are redeemable at any time at the option of PNC at redemption prices equal to the respective liquidation preference amounts stated above, plus accrued and unpaid dividends, if any. Preferred stock-B is not redeemable. Prior to September 30, 2001, preferred stock-F is not redeemable, except in limited circumstances by PNC. On and after September 30, 2001, preferred stock-F is redeemable at the option of PNC at its liquidation preference amount, plus accrued and unpaid dividends (whether or not earned or declared) from the immediately preceding dividend payment date (but without any cumulation for unpaid dividends for prior dividend periods) to the date fixed for redemption. On August 23, 2001, PNC provided notice to holders of the outstanding shares of preferred stock-F that it has called the preferred stock-F for redemption on October 4, 2001.

    All outstanding series of preferred stock, other than preferred stock-F, are convertible (unless called for redemption and not converted within the time allowed therefor), at any time at the option of the holder. No adjustment will be made for dividends on preferred stock converted or on common stock issuable upon conversion. The conversion rate of each series of convertible preferred stock will be adjusted in certain events, including payment of stock dividends on, or splits or combinations of, the common stock or issuance to holders of common stock of rights to purchase common stock at a price per share less than 90% of current market price as defined in the articles of incorporation of PNC. Appropriate adjustments in the conversion provisions also will be made in the event of certain reclassifications, consolidations or mergers or the sale of substantially all of the assets of PNC. Preferred stock-F is not convertible into shares of common stock or any other security of PNC.

    Preferred stock-A, preferred stock-B and preferred stock-F are currently traded in the over-the-counter market. Preferred stock-C and preferred stock-D are listed and traded on the New York Stock Exchange. The Chase Manhattan Bank, New York, New York, is transfer agent and registrar for all outstanding series of preferred stock.

                              SUMMARY OF CERTAIN KEY TERMS OF PREFERRED STOCK
----------------- --------------- --------------- --------------- ---------------  --------------- ---------------
                      ANNUAL
                  DIVIDEND RATE                                    VOTING RIGHTS
                     (PAYABLE       CUMULATIVE      CONVERSION       (BASED ON      LIQUIDATION
PREFERRED SERIES    QUARTERLY)      DIVIDENDS          RATE       CONVERSION RATE)   PREFERENCE      REDEEMABLE
----------------- --------------- --------------- --------------- ---------------- --------------- ---------------
       A              $1.80             Y              1:8              Y            $40/share           Y
----------------- --------------- --------------- --------------- ---------------  --------------- ---------------
       B              $1.80             Y              1:8              Y            $40/share           N
----------------- --------------- --------------- --------------- ---------------  --------------- ---------------
       C              $1.60             Y             2.4:4             Y            $20/share           Y
----------------- --------------- --------------- --------------- ---------------  --------------- ---------------
       D              $1.80             Y             2.4:4             Y            $20/share           Y
----------------- --------------- --------------- --------------- ---------------  --------------- ---------------
       F          o 6.05% per           N              N/A         N, except in      $50/share     Y, but not
                  year through                                     limited                         prior to
                  9/29/01                                          circumstances                   9/30/01,
                                                                                                   except in
                  o between                                                                        limited
                  6.55% and                                                                        circumstances.
                  12.55%                                                                           Called for
                  thereafter                                                                       redemption on
                  (indexed to                                                                      10/4/01.
                  certain
                  market
                  indices)
----------------- --------------- --------------- --------------- --------------- ---------------- ---------------
       G                                  None Currently Outstanding
----------------- ---------------------------------------------------------------- ------- -----------------------

                        DESCRIPTION OF DEPOSITARY SHARES

    GENERAL

    PNC may, at its option, elect to offer fractional interests in the preferred stock, rather than whole shares of preferred stock. If PNC does, PNC will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction of a share of a particular series of the preferred stock. We will specify that fraction in the prospectus supplement.

    The shares of any series of the preferred stock underlying the depositary shares will be deposited under a deposit agreement between PNC and a depositary selected by PNC. The depositary will be a bank or trust company and will have its principal office in the United States and a combined capital and surplus of at least $50,000,000. The prospectus supplement relating to a series of depositary shares will set forth the name and address of the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in a share of preferred stock underlying that depositary share, to all the rights and preferences of the preferred stock underlying that depositary share. Those rights include dividend, voting, redemption, conversion and liquidation rights.

    The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. PNC will issue depositary receipts to those persons who purchase the fractional shares in the preferred stock underlying the depositary shares, in accordance with the terms of the offering.

    DIVIDENDS AND OTHER DISTRIBUTIONS

    The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of related depositary shares in proportion to the number of depositary shares owned by those holders.

    If PNC makes a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with the approval of PNC, sell the property and distribute the net proceeds from the sale to the applicable holders.

    REDEMPTION OF DEPOSITARY SHARES

    Whenever PNC redeems shares of preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of preferred stock so redeemed. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of the preferred stock. If fewer than all the depositary shares are to be redeemed, the depositary will select the depositary shares to be redeemed by lot or pro rata as may be determined by the depositary.

    Depositary shares called for redemption will no longer be outstanding after the applicable redemption date, and all rights of the holders of these depositary shares will cease, except the right to receive any money or other property upon surrender to the depositary of the depositary receipts evidencing those depositary shares.

    VOTING THE PREFERRED STOCK

    Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares underlying that preferred stock. Each record holder of those depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock underlying that holder's depositary shares. The depositary will try, insofar as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with those instructions, and PNC will agree to take all action which the depositary deems necessary in order to enable the depositary to do so. The depositary will not vote the shares of preferred stock to the extent it does not receive specific instructions from the holders of depositary shares underlying the preferred stock.

    CONVERSION OF PREFERRED STOCK

    If a series of the preferred stock underlying the depositary shares is convertible into shares of PNC's common stock or any other class of capital securities of PNC, PNC will accept the delivery of depositary receipts to convert the preferred stock using the same procedures as those for delivery of certificates for the preferred stock. If the depositary shares represented by a depositary receipt are to be converted in part only, the depositary will issue a new depositary receipt or depositary receipts for the depositary shares not to be converted.

    AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

    PNC and the depositary may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. PNC or the depositary may terminate the deposit agreement only if
(i) all outstanding depositary shares have been redeemed or (ii) there has been a final distribution of the underlying preferred stock in connection with any liquidation, dissolution or winding up of PNC.

    CHARGES OF DEPOSITARY

    PNC will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. PNC will also pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts.

    RESIGNATION AND REMOVAL OF DEPOSITARY

    The depositary may resign at any time by delivering to PNC notice of its election to do so. PNC may remove the depositary at any time. Any such resignation or removal will take effect only upon the appointment of a successor depositary and its acceptance of its appointment. The successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

    MISCELLANEOUS

    The depositary will forward to the holders of depositary shares all reports and communications from PNC that PNC delivers to the depositary and that PNC is required to furnish to the holders of the preferred stock.

    Neither the depositary nor PNC will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. The obligations of PNC and the depositary under the deposit agreement will be limited to performance in good faith of their respective duties under the deposit agreement. They will not be obligated to prosecute or defend any legal proceeding relating to any depositary shares or preferred stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons they believe to be competent and on documents they believe to be genuine.

                             DESCRIPTION OF WARRANTS

    PNC may issue warrants to purchase common stock, preferred stock or depositary shares. PNC Funding may issue warrants to purchase debt securities. We may issue warrants independently of or together with any other securities, and the warrants may be attached to or separate from such securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrant of such series and will not assume any obligation or relationship of agency for or with holders of beneficial owners of warrants. The following sets forth certain general terms and provisions of the warrants that we may offer. Further terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement.

    DEBT WARRANTS

    The applicable prospectus supplement will describe the terms of any debt warrants, including the following:

     o    the title of the debt warrants,

     o    the offering price for the debt warrants, if any,

     o    the aggregate number of the debt warrants,

     o the designation and terms of the debt securities purchasable upon exercise of the debt warrants,

     o if applicable, the designation and terms of the securities with which the debt warrants are issued and the number of debt warrants issued with each of these securities,

     o if applicable, the date after which the debt warrants and any securities issued with the warrants will be separately transferable,

     o the principal amount of debt securities purchasable upon exercise of a debt warrant and the purchase price,

     o the dates on which the right to exercise the debt warrants begins and expires,

     o if applicable, the minimum or maximum amount of the debt warrants that may be exercised at any one time,

     o whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form,

     o    information with respect to any book-entry procedures,

     o the currency, currencies or currency units in which the offering price, if any, and the exercise price are payable,

     o if applicable, a discussion of certain United States federal income tax considerations,

     o    any antidilution provisions of the debt warrants,

     o    any redemption or call provisions applicable to the debt warrants, and

     o any additional terms of the debt warrants, including terms, procedures and limitations relating to the exchange and exercise of the debt warrants.

    STOCK WARRANTS

    The applicable prospectus supplement will describe the terms of any stock warrants, including the following:

     o    the title of the stock warrants,

     o    the offering price of the stock warrants,

     o    the aggregate number of the stock warrants,

     o the designation and terms of the common stock, preferred stock or depositary shares that are purchasable upon exercise of the stock warrants,

     o if applicable, the designation and terms of the securities with which the stock warrants are issued and the number of such stock warrants issued with each such security,

     o if applicable, the date after which the stock warrants and any securities issued with the warrants will be separately transferable,

     o the number of shares of common stock, preferred stock or depositary shares purchasable upon exercise of a stock warrant and the purchase price,

     o the dates on which the right to exercise the stock warrants begins and expires,

     o if applicable, the minimum or maximum amount of the stock warrants which may be exercised at any one time,

     o the currency, currencies or currency units in which the offering price, if, any, and the exercise price are payable,

     o if applicable, a discussion of certain United States federal income tax considerations,

     o    any antidilution provisions of the stock warrants,

     o any redemption or call provisions applicable to the stock warrants, and

     o any additional terms of the stock warrants, including terms, procedures and limitations relating to the exchange and exercise of the stock warrants.

                           CERTAIN TAX CONSIDERATIONS

    PNC Funding will be required to withhold the Pennsylvania Corporate Loans Tax from interest payments on debt securities held by or those subject to such tax, principally individuals and partnerships resident in Pennsylvania and resident trustees of trusts held for a resident beneficiary. The tax, at the current annual rate of four mills on each dollar of nominal value ($4.00 per $1,000), will be withheld, at any time when it is applicable, from each interest payment to taxable holders of debt securities. The debt securities will be exempt, under current law, from personal property taxes imposed by political subdivisions in Pennsylvania.

    Holders of securities should consult their tax advisors as to the applicability to the securities and interest and dividends payable thereon of federal, state and local taxes and of withholding on interest and dividends.

                              PLAN OF DISTRIBUTION

    PNC Funding may offer and sell debt securities and warrants being offered by use of this prospectus:

     o    through underwriters,

     o    through dealers,

     o    through agents,

     o    directly to purchasers, or

     o    through or in connection with hedging transactions.

    PNC may offer and sell common stock, preferred stock, depositary shares and warrants being offered by use of this prospectus:

     o    through underwriters,

     o    through dealers,

     o    through agents,

     o    directly to purchasers, or

     o    through or in connection with hedging transactions.

    The applicable prospectus supplement will name any underwriters in connection with offered debt securities, common stock, preferred stock, depositary shares and warrants and will set forth any underwriting compensation paid to such underwriters. Underwritten offerings may involve underwriting syndicates represented by managing underwriters, or underwriters without a syndicate.

    The distribution of securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

    In connection with the sale of securities, underwriters or agents acting on PNC's behalf may receive compensation from PNC Funding, PNC or from purchasers of securities for whom they may act as agents, in the form of discounts, concessions or commissions. The underwriters, dealers or agents that participate in the distribution of securities may be deemed to be underwriters and any discounts or commissions received by them and any profit on the resale of securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter will be identified and any such compensation will be described in the prospectus supplement.

    Under agreements which may be entered into with us, underwriters, dealers and agents may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act, and to contributions from us in respect of such liabilities. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

    If so indicated in the applicable prospectus supplement, PNC Funding and/or PNC will authorize the underwriters or other persons acting as PNC Funding's agents and/or PNC's agents to solicit offers by certain institutions to purchase debt securities or warrants from PNC Funding and/or common stock, preferred stock, depositary shares or warrants from PNC pursuant to contracts providing for payment and delivery on a future date or dates stated in the applicable prospectus supplement. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by PNC Funding or PNC. The obligations of any purchaser under any such contract will not be subject to any conditions, except that (1) the purchase of the debt securities, the common stock, the preferred stock, the depositary shares or the warrants shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject, and (2) if debt securities or common stock, preferred stock, depositary shares or warrants are also being sold to underwriters, PNC Funding or PNC shall have sold to such underwriters the debt securities or the common stock or the preferred stock not sold for delayed delivery. The underwriters and such other persons will not have any responsibility in respect of the validity or performance of such contracts.

    Following the initial distribution of an offering of securities, PNC
Capital Markets, Inc., J.J.B. Hilliard, W.L. Lyons, Inc. and other affiliates of ours may offer and sell those securities in secondary market transactions. PNC Capital Markets, Inc., J.J.B. Hilliard, W.L. Lyons, Inc. and other affiliates of ours may act as a principal or agent in these transactions. This prospectus and the applicable prospectus supplement will also be used in connection with these transactions. Sales in any of these transactions will be made at varying prices related to prevailing market prices and other circumstances at the time of sale.

    The offer and sale of the securities by an affiliate of ours will comply with the requirements of Rule 2720 of the Rules of Conduct of the National Association of Securities Dealers, Inc. regarding underwriting of securities of an affiliate. No NASD member participating in offers and sales will exercise a transaction in the securities in a discretionary account without the prior specific written approval of such member's customer.

    Underwriters or agents and their associates may be customers of (including borrowers from), engage in transactions with, and/or perform services for us and/or the trustee in the ordinary course of business.

                                 LEGAL OPINIONS

    The validity of the securities will be passed upon for us by Thomas R. Moore, Esq., Senior Counsel and Corporate Secretary of PNC, One PNC Plaza, 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222. Mr. Moore beneficially owns, or has rights to acquire, an aggregate of less than 1% of PNC's common stock. If the securities are being distributed in an underwritten offering, the validity of the securities will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

                                     EXPERTS

    The consolidated financial statements of PNC incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report, which is incorporated by reference in this registration statement, and are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

    Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of independent auditors pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following expenses will be incurred in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions:

     To be borne by The PNC Financial Services Group, Inc. and PNC Funding Corp:

Registration Fee..........................................................         $1,000,000.00
Legal Fees and Expenses...................................................         $  150,000.00*
Indenture Trustee Fees and Expenses.......................................         $  100,000.00*
Printing and Engraving....................................................         $  200,000.00*
Rating Fees...............................................................         $  200,000.00*
Accounting Fees...........................................................         $  150,000.00*
Blue Sky and Legal Investment Fees and Expenses...........................         $   50,000.00*
Listing Fees..............................................................         $   25,000.00*
Miscellaneous.............................................................         $   35,000.00*
                                                                                   --------------

         Total.................................................................    $1,910,000.00*
                                                                                   ==============


     * Estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Pursuant to Sections 1741-1743 of the Pennsylvania Business Corporation Law of 1988 (Act of December 21, 1988, P.L. 1444) ("1988 BCL"), we have the power to indemnify our directors and officers against liabilities they may incur in such capacities provided certain standards are met, including good faith and the belief that the particular action is in, or not opposed to, the best interests of the corporation and, with respect to a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In general, this power to indemnify does not exist in the case of actions against a director or officer by or in the right of the corporation if the person entitled to indemnification shall have been adjudged to be liable to the corporation unless and to the extent that the person is adjudged to be fairly and reasonably entitled to indemnity. A corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions.

         Section 1746 of the 1988 BCL provides that the foregoing provisions shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under, among other things, any by-law provision, provided that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

         Each of our By-Laws provide for the mandatory indemnification of directors and officers in accordance with and to the full extent permitted by the laws of the Commonwealth of Pennsylvania as in effect at the time of such indemnification. Each of our By-Laws also eliminate, to the maximum extent permitted by the laws of the Commonwealth of Pennsylvania, the personal liability of directors for monetary damages for any action taken, or any failure to take any action as a director, except in any case such elimination is not permitted by law.

         PNC has purchased directors' and officers' liability insurance covering certain liabilities that may be incurred by its directors and officers in connection with the performance of their duties. That insurance covers PNC Funding's directors and officers as well.

ITEM 16. EXHIBITS

         The exhibits listed on the Exhibit Index beginning on page II-6 of this registration statement are filed herewith, will be filed by amendment, or are incorporated herein by reference to other filings.

ITEM 17. UNDERTAKINGS

(a)      The undersigned Registrants hereby undertake:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

              Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

       (3) To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrants annual reports pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    The undersigned Registrants hereby undertake that:

       (1) For the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it is declared effective; and

       (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the provisions set forth in Item 15, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, and Commonwealth of Pennsylvania, on the 18th day of September, 2001.

                         The PNC Financial Services Group, Inc.

                         By:         /s/   Robert L. Haunschild
                            ---------------------------------------------------
                               Robert L. Haunschild
                               Senior Vice President and Chief Financial Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

               Signature                                    Title                                                   Date
               ---------                                    -----                                                   ----

                   *                        Chairman, President, Chief Executive                             September 18, 2001
----------------------------------------    Officer and Director (Principal Executive Officer)
             James E. Rohr

        /s/   Robert L. Haunschild          Senior Vice President and Chief Financial                        September 18, 2001
----------------------------------------    Officer (Principal Financial Officer)
         Robert L. Haunschild

                   *                        Controller                                                       September 18, 2001
----------------------------------------    (Principal Accounting Officer)
         Samuel R. Patterson

                   *                        Director                                                         September 18, 2001
----------------------------------------
         Paul W. Chellgren

                   *                        Director                                                         September 18, 2001
----------------------------------------
         Robert N. Clay

                   *                        Director                                                         September 18, 2001
----------------------------------------
         George A. Davidson, Jr.

                   *                        Director                                                         September 18, 2001
----------------------------------------
         David F. Girard-diCarlo

                   *                        Vice Chairman and Director                                       September 18, 2001
----------------------------------------
         Walter E. Gregg

                   *                        Director                                                         September 18, 2001
----------------------------------------
         William R. Johnson

                   *                        Director                                                         September 18, 2001
----------------------------------------
         Bruce C. Lindsay

                   *                        Director                                                         September 18, 2001
----------------------------------------
         W. Craig McClelland

                   *                        Director                                                         September 18, 2001
----------------------------------------
         Thomas H. O'Brien

                   *                        Director                                                         September 18, 2001
----------------------------------------
         Jane G. Pepper

                   *                        Director                                                         September 18, 2001
----------------------------------------
         Lorene K. Steffes

                   *                        Director                                                         September 18, 2001
----------------------------------------
         Dennis F. Strigl

                   *                        Director                                                         September 18, 2001
----------------------------------------
         Thomas J. Usher

                   *                        Director                                                         September 18, 2001
----------------------------------------
         Milton A. Washington

                   *                        Director                                                         September 18, 2001
----------------------------------------
         Helge H. Wehmeier



                                            *By: /s/  Karen M. Barrett
                                                ----------------------------------------------
                                                 Karen M. Barrett, Attorney-in-Fact,
                                                 pursuant to Powers of Attorney filed herewith
                                                 Date: September 18, 2001

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, and Commonwealth of Pennsylvania, on the 18th day of September, 2001.

                                PNC FUNDING CORP

                                By:         /s/ Robert L. Haunschild
                                    ---------------------------------------
                                       Robert L. Haunschild
                                       Chairman and President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:


                Signature                               Title                                            Date
                ---------                               -----                                            ----

       /s/ Robert L. Haunschild             Chairman, President and Director                     September 18, 2001
----------------------------------------    (Principal Executive Officer)
         Robert L. Haunschild

                   *                        Senior Vice President and Director                   September 18, 2001
----------------------------------------    (Principal Financial Officer)
         Randall C. King

                   *                        Director                                             September 18, 2001
----------------------------------------
         Walter E. Gregg, Jr.

                   *                        Vice President, Controller and Treasurer             September 18, 2001
----------------------------------------    (Principal Accounting Officer)
         Maria C. Schaffer.


                                            *By: /s/  Karen M. Barrett
                                                --------------------------------------------------
                                                    Karen M. Barrett, Attorney-in-Fact,
                                                    pursuant to Powers of Attorney filed herewith
                                                    Date: September 18, 2001

                                  EXHIBIT INDEX

 Exhibit
   No.                  Name of Document                                          Method of Filing
   ---                  ----------------                                          ----------------

   1.1   Form of Underwriting Agreement for Debt Securities.                Incorporated herein by reference to
                                                                            Exhibit 1.1 of the Registration
                                                                            Statement on Form S-3 filed
                                                                            October 5, 1999 (Registration No.
                                                                            333-88479).


   1.2   Form of Underwriting Agreement for Common Stock,                   Incorporated herein by reference to
         Preferred Stock and Depositary Shares.                             Exhibit 1.2 of the Registration
                                                                            Statement on Form S-3 filed
                                                                            August 29, 1997 (Registration No.
                                                                            333-34709).

   3.1   Articles of Incorporation of The PNC Financial Services            Incorporated herein by reference to
         Group, Inc., as amended.                                           Exhibit 3.1 of the Quarterly Report
                                                                            on Form 10-Q for the Quarter
                                                                            ended March 31, 2001 (File No.
                                                                            1-9718).


   3.2   By-laws of The PNC Financial Services Group, Inc., as amended.     Incorporated herein by reference
                                                                            to Exhibit 3.2 of the Quarterly
                                                                            Report on Form 10-Q for the
                                                                            Quarter ended March 31, 2000 (File No.
                                                                            1-9718)

   3.3   Articles of Incorporation of PNC Funding Corp, as amended.         Incorporated herein by reference to
                                                                            Exhibit 3.3 of the Registration
                                                                            Statement on Form S-3 filed August 29, 1997
                                                                            (Registration No. 333-34709).

   3.4   By-laws of PNC Funding Corp, as amended.                           Incorporated herein by reference to
                                                                            Exhibit 3.4 of the Registration
                                                                            Statement on Form S-3 filed August 29, 1997
                                                                            (Registration No. 333-34709).

   4.1   Form of Certificate for Common Stock.                              Filed herewith.

   4.2   Form of Certificate for Preferred Stock (with references to        Incorporated herein by reference to
         PNC Financial Corp now being The PNC Financial Services            Exhibit 4.1 to the Registration
         Group, Inc.).                                                      Statement on Form S-3 filed September 24,
                                                                            1991, in Pre-Effective Amendment
                                                                            No. 2 (File No. 33-40602).

   4.3   Form of Statement with respect to Shares of Preferred Stock.       To be filed in documents
                                                                            incorporated herein by reference.

   4.4   Form of Deposit Agreement.                                         Incorporated herein by reference to
                                                                            Exhibit 4.5 of the Registration Statement on Form
                                                                            S-3 filed August 29, 1997 (Registration No.
                                                                            333-34709).

   4.5   Form of Depositary Receipt.                                        Incorporated herein by reference to
                                                                            Exhibit 4.6 of the Registration Statement on Form
                                                                            S-3 filed August 29, 1997 (Registration No.
                                                                            333-34709).

   4.6   Indenture dated as of December 1, 1991, among PNC                  Incorporated herein by reference to
         Funding Corp, as Issuer, PNC Financial Corp (now The PNC           Exhibit 4.7 of the Registration
         Financial Services Group, Inc.), as Guarantor, and                 Statement on Form S-3 filed
         Manufacturers Hanover Trust Company, as Trustee                    August 29, 1997 (Registration No.
         (of which The Chase Manhattan Bank, formerly known as              333-34709).
         Chemical Bank, is successor trustee).

   4.7   Supplemental Indenture dated as of February 15, 1993,              Incorporated herein by reference to
         among PNC Funding Corp, as Issuer, PNC Bank Corp.                  Exhibit 4.8 of the Registration
         (now The PNC Financial Services Group, Inc.), as Guarantor,        Statement on Form S-3 filed
         and Chemical Bank, as successor by merger to                       August 29, 1997 (Registration No.
         Manufacturers Hanover Trust Company and now known as               333-34709).
         The Chase Manhattan Bank.

   4.8   Second Supplemental Indenture dated as of February 15, 2000,       Incorporated herein by reference to
         among PNC Funding Corp, as Issuer, PNC Bank Corp.                  Exhibit 4.4 of the Current Report
         (now The PNC Financial Services Group, Inc.), as Guarantor,        on Form 8-K filed February 18,
         and Chemical Bank, as successor by merger to                       2000 (File No. 1-9718).
         Manufacturers Hanover Trust Company and now known as
         The Chase Manhattan Bank.

   4.9   Form of Debt Security and related Guarantee.                       To be filed in documents
                                                                            incorporated herein by reference.

   4.10  Form of Subordinated Note and related Guarantee.                   Incorporated herein by reference to
                                                                            Exhibit 4.10 of the Registration
                                                                            Statement on Form S-3 filed
                                                                            August 29, 1997 (Registration No.
                                                                            333-34709).

   4.11  Form of Warrant Agreement, including form of                       To be filed in documents
         Warrant Certificate.                                               incorporated herein by reference.

   4.12  Rights Agreement between The PNC Financial Services Group,         Incorporated herein by reference to
         Inc. and The Chase Manhattan Bank dated May 15, 2000.              Exhibit 1 of the Form 8-A that
                                                                            was filed on May 23, 2000 (File No. 1-9718).

   5     Opinion of Thomas R. Moore, Esquire, as to the legality of the     Filed herewith.
         securities being registered.

  12.1   Computation of Consolidated Ratio of Earnings to Fixed Charges.    Filed herewith.

  12.2   Computation of Consolidated Ratio of Earnings to Combined          Filed herewith.
         Fixed Charges and Preferred Stock Dividends.

  23.1   Consent of Ernst & Young LLP.                                      Filed herewith.

  23.2   Consent of Thomas R. Moore, Esquire.                               Incorporated as part of Exhibit 5.

  24.1   Power of Attorney of certain directors and officers of The PNC     Filed herewith.
         Financial Services Group, Inc.

  24.2   Power of Attorney of Walter E. Gregg, Jr. (a Director of PNC       Filed herewith.
         Funding Corp).

  24.3   Power of Attorney of Robert L. Haunschild (Chairman, President          Filed herewith.
         and Director of PNC Funding Corp).

  24.4   Power of Attorney of Randall C. King (Senior Vice President and         Filed herewith.
         Director of PNC Funding Corp).

  24.5   Power of Attorney of Maria C. Schaffer (Vice President, Controller      Filed herewith.
         and Treasurer of PNC Funding Corp).

  25     Form T-1--Statement of Eligibility Under the Trust Indenture            Filed herewith.
         Act of 1939 of The Chase Manhattan Bank to act as Trustee.